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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except for per share amounts)

                                                             Six Months Ended             Three Months Ended
                                                                 June 30,                       June 30
                                                           ----------------------       -----------------------
                                                             1994          1993           1994           1993
                                                           --------      --------       --------       --------
Weighted average shares outstanding                          50,334        50,056         50,350         50,102

Equivalent shares assumed to be
  outstanding for:
    Stock options                                               264           358            252            347
    Convertible debentures                                    1,626         1,626          1,626          1,626
                                                           --------      --------       --------       --------
Number of shares for primary
  computation                                                52,224        52,040         52,228         52,075

Other dilutive equivalent shares--stock options                   0             0              0              2
                                                           --------      --------       --------       --------
Number of shares assuming full
  dilution                                                   52,224        52,040         52,228         52,077
                                                           ========      ========       ========       ========

Net income before cumulative effect
  of change in accounting for income taxes                 $107,582      $119,336        $59,083        $62,098

Interest on convertible debentures--
  net of tax                                                  1,430         1,452            715            736
                                                           --------      --------       --------       --------
                                                            109,012       120,788         59,798         62,834
Cumulative effect of change in
  accounting for income taxes                                   -0-        13,845            -0-             -0-
                                                           --------      --------       --------       --------
Net income for per share computation                       $109,012      $134,633       $ 59,798       $ 62,834
                                                           ========      ========       ========       ========
Earnings per share:
  Primary before cumulative effect of
    change in accounting for income
    taxes                                                  $   2.09      $   2.33       $   1.15       $   1.21
  Cumulative effect of change in
    accounting for income taxes                                 -0-           .26            -0-            -0-
                                                           --------      --------       --------       --------
  Total Primary                                            $   2.09      $   2.59       $   1.15       $   1.21
                                                           ========      ========       ========       ========
  Fully Diluted                                            $   2.09      $   2.59       $   1.15       $   1.21
                                                           ========      ========       ========       ========
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